Exhibit 10.1
SEPARATION AGREEMENT

This SEPARATION AGREEMENT, dated as of August 25, 2023 (this “Agreement”), is entered into by and between Christina M. Ackermann (“Executive”) and Bausch + Lomb Corporation, a company incorporated under the laws of Canada (the “Company”). The Company and Executive are sometimes referred to individually herein as a “Party” and collectively as the “Parties.”

WHEREAS, Executive was employed by the Company pursuant to the terms of that certain employment letter agreement by and between Executive and the Company, dated as of July 8, 2016, as amended pursuant to that certain Assignment, Assumption and Amendment Agreement by and among Executive, Bausch Health Companies, Inc. (“BHC”) and the Company, dated January 3, 2022 (collectively the “Employment Agreement”);

WHEREAS, the Parties have previously entered into (i) a spinoff bonus program letter agreement dated as of November 2, 2020 (the “Spinoff Bonus Letter”) and (ii) a retention program letter agreement (the “Retention Letter”), in each case setting forth certain payments and benefits payable to Executive; and

WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the Parties’ agreement as to Executive’s entitlements and obligations in connection with the cessation of Executive’s employment with the Company.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Parties hereto agree as follows:

Section 1.    Separation.

(a)The Parties hereby agree that Executive has ceased serving as Executive Vice President & General Counsel and President, Ophthalmic Pharmaceuticals of the Company,
effective as of April 24, 2023 (the “Transition Date”). Effective as of the Transition Date, Executive ceased to be an executive officer of the Company and has resigned (and is deemed to have resigned without any further action by Executive) from all positions Executive held in any capacity as an officer, director, benefit plan trustee or fiduciary or otherwise with respect to the Company and its subsidiaries and affiliates. Should the Company request, Executive shall promptly execute such additional documents as may be necessary to evidence the foregoing resignations. From the Transition Date through the Separation Date, Executive served as a non-executive employee of the Company and continued to receive the same compensation and benefits in accordance with the terms of the Employment Agreement.

(b)The Parties hereby further agree that, effective as of April 28, 2023 (the “Separation Date”), Executive’s employment with the Company terminated. By signing this Agreement, Executive hereby waives any required notice period (if any) under the Employment Agreement or any other agreement with the Company and agrees and acknowledges that the changes contemplated by this Agreement shall not constitute

“good reason” under the Employment Agreement or any other agreement between Executive and the Company (including any applicable equity incentive award agreements).

Section 2.    Accrued Compensation. Upon the Separation Date, Executive became entitled to receive the following: (a) any earned but unpaid base salary payments through the Separation Date, which was paid within thirty (30) days following the Separation Date (or such earlier date as may be required by applicable law); (b) reimbursement for business expenses incurred and properly submitted by Executive in accordance with the Company’s expense reimbursement policy for the period ending on the Separation Date, which was paid within thirty (30) days following the Separation Date (or such earlier date as may be required by applicable law); (c) any vested amount or benefit that is payable to Executive under any benefit plan or program of the Company in accordance with and subject to the terms and conditions of such plan or program; and
(d) any accrued but unused vacation pay as of the Separation Date (each of clauses (a) through (d), collectively, the “Accrued Compensation”).

Section 3.    Severance Benefits.

(a)Subject to (x) Executive’s execution of the general waiver and release of claims attached hereto as Annex A (the “Release Agreement”) and the occurrence of the Release Effective Date (as defined in the Release Agreement), which such Release Agreement must become effective and irrevocable no later than thirty (30) calendar days following the date of this Agreement and (y) Executive complying with the terms of the Continuing Obligations (as defined below) (each of clauses (x) and (y) , collectively, the “Severance Conditions”), then Executive shall receive the following payments and benefits (the “Severance Benefits”):

(i)a lump sum cash payment in an amount equal to $2,754,000 in the aggregate, which represents two (2) times the sum of (A) Executive’s annual base salary and (B)
Executive’s target annual cash bonus, in each case as in effect as of immediately prior to the Separation Date, which such amount shall be payable within twenty (20) days following her execution of this Agreement, provided she has not revoked the Agreement pursuant to Section 4 of the attached General Waiver and Release Agreement;

(ii)a lump sum cash payment in an amount equal to the product of (A) the annual cash bonus that Executive would have been entitled to receive in respect of the Company’s 2023 fiscal year based on actual achievement against the applicable performance objectives and (B) a fraction (x) the numerator of which is the number of days elapsed in the Company’s 2023 fiscal year prior to (and including) the Separation Date and (y) the denominator of which is 365, which such amount shall be payable no later than March 15, 2024;

(iii)payment of the unpaid portion of Executive’s Spinoff Bonus Award (as set forth in the Spinoff Bonus Letter) ($250,000), payable within twenty (20) days following her execution of this Agreement, provided she has not revoked the Agreement pursuant to Section 4 of the attached General Waiver and Release Agreement;

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(iv)a lump sum cash payment in an amount equal to $280,000, representing additional consideration agreed by Executive and the Company, payable within twenty (20) days following her execution of this Agreement, provided she has not revoked the Agreement pursuant to Section 4 of the attached General Waiver and Release Agreement; and

(v)subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall provide Executive with continued coverage through the two (2)-year anniversary of the Separation Date under any health, medical, dental or vision program or policy maintained by the Company in which Executive (and her eligible dependents, as applicable) participated in as of Separation Date, to the extent permitted under applicable law and the terms of such program or policy; provided, however, that Executive shall be solely responsible for any taxes incurred in respect of such coverage; provided, further, that the Company may modify the continuation coverage contemplated by this Section 3(a)(iv) (including by providing, in lieu of such continuation coverage or to the extent that the COBRA continuation period expires, a lump sum cash payment equal to the value for Executive of the continuation coverage provided herein) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, in the event Executive obtains other employment that offers group health benefits, such continuation coverage by the Company under this Section 3(a)(iv) shall immediately cease (and Executive agrees to promptly notify the Company if Executive is offered group health benefits from any subsequent employer following the Separation Date); provided further that the Company will make a lump-sum payment to Executive of $7,028 in lieu of the final six (6) months of the Company’s portion of the COBRA premiums within twenty (20) days following her execution of this Agreement, provided she has not revoked the Agreement pursuant to Section 4 of the attached General Waiver and Release Agreement. Within twenty (20) days following her execution of this Agreement, and provided she has not revoked the Agreement pursuant to Section 4 of the attached General Waiver and Release Agreement, the Company will reimburse Executive for the Company’s share of COBRA premiums for the months of May, June, July, August, and September 2023 that Executive has paid since her Separation Date (estimated to be $5,856.35 in total);

(vi)a lump sum cash payment of $20,000 to be used for outplacement services, payable within 20 days following her execution of this Agreement, provided she has not revoked the Agreement pursuant to Section 4 of the attached General Waiver and Release Agreement;

(vii)any equity incentive awards in respect of common shares of BHC previously granted to Executive pursuant to the Bausch Health Companies, Inc. Amended and Restated 2014 Omnibus Incentive Plan and the applicable award agreements thereunder that are outstanding as of immediately prior to the Separation Date shall be treated in accordance with their existing terms (including in accordance with any applicable provisions relating to retirement treatment). For the avoidance of doubt, as stated in the BHC Equity Documents, Executive’s BHC options will expire two years after the Separation Date, except for Executive’s 2016 BHC options which were granted at the time of her hire, which have a twelve month post Separation Date expiration date.

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(viii)with respect to the equity incentive awards in respect of common shares of the Company previously granted to Executive on May 5, 2022 in the form of founder restricted stock units (“Founder RSUs”) and founder stock options (“Founder Options” and, together with the Founder RSUs, the “Founder Awards”) pursuant to the Bausch + Lomb Corporation 2022 Omnibus Incentive Plan (the “B+L Equity Plan”) and the applicable award agreements thereunder (together with the B+L Equity Plan, the “B+L Equity Documents”) that are outstanding as of the Separation Date shall be subject to the treatment set forth in the applicable B+L Equity Documents and the Retention Letter; provided, however, that the Founder Awards shall continue to time vest until July 14, 2023, reflecting an additional 76 days of vesting of the Founder Awards beyond the Separation Date (for the sake of clarity, the effect of this provision is that a total of 33,075 Founder RSUs and 130,845 Founder Options shall be deemed to have met the time vesting conditions applicable to such Founder Awards as of the date hereof), subject in all other respects to the treatment set forth in the applicable B+L Equity Documents and the Retention Letter; and all remaining Founder Awards, other than the 33,075 Founder RSUs and 130,845 Founder Options deemed to have met the time vesting conditions applicable to such Founder Awards as of the date hereof as referenced in subparagraph (viii) above, shall be cancelled in accordance with the B+L Equity Documents. All remaining B+L Equity Awards (other than the Founder Awards described above) that were held by Executive as of immediately prior to the Separation Date shall be treated in accordance with the existing terms of the B+L Equity Plan and the applicable Equity Award Documents.

(b)Executive acknowledges and agrees that Severance Benefits are being provided in full discharge of any and all liabilities and obligations of the Company and its subsidiaries and affiliates to Executive, monetarily or with respect to Executive’s employment, compensation or benefits. Executive further hereby agrees and acknowledges that on and following the Separation Date, subject to the terms of this Agreement, Executive will only be entitled to receive the Accrued Compensation and the Severance Benefits (subject to the satisfaction of the Severance Conditions), and Executive will not be entitled to receive, and hereby irrevocably waives any and all rights or entitlements to receive, any other compensation or benefits from the Company or any of its subsidiaries or affiliates arising under the Employment Agreement, the Spinoff Bonus Letter, the Retention Letter or under any other plan, agreement or arrangement or otherwise (including, without limitation, any severance payments or benefits, cash bonuses or equity-based compensation).

Section 4.    Continuing Obligations. Executive hereby (a) reaffirms Executive’s obligations under (and acknowledges that Executive will continue to be bound by the terms of) the Employment Agreement (including the restrictive covenants set forth therein), the written policies and code of conduct of the Company and its affiliates
(including the Standards of Business Conduct and the Company’s insider trading and recoupment policies) as may be in effect from time to time, and any other restrictive covenant obligations (including, without limitation, any confidentiality, intellectual property, non-competition, non-solicitation, non-disparagement) that Executive is subject to with the Company or any of its subsidiaries or affiliates (including pursuant to any B+L Equity Documents) (collectively, the “Continuing Obligations”), the terms of each of which are fully incorporated herein by reference; provided, however, that the non- solicitation period shall be (24) months from the Separation Date, expiring on April 28, 2025, and (b) understands, acknowledges and agrees that such Continuing Obligations shall survive the Separation Date and remain in full force and effect in accordance with all of the terms and conditions thereof.

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Section 5.    Cooperation. Following the Separation Date, Executive shall make herself reasonably available to cooperate with the Company in matters relating to: (a) requests for information about the services Executive provided to the Company during her employment with the Company or any of its subsidiaries or affiliates, (b) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or any of its subsidiaries or affiliates which relate to events or occurrences that transpired while Executive was employed by the Company or any of its subsidiaries or affiliates and as to which Executive has, or would reasonably be expected to have, personal experience, knowledge or information or (c) any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the U.S. Department of Justice, the U.S. Federal Trade Commission or the SEC) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company or any of its subsidiaries or affiliates. Executive’s cooperation shall include: (i) making herself reasonably available to meet and speak with officers or employees of the applicable member of Company, its counsel or any third-parties at the request of such person at times and locations to be determined by the Company reasonably and in good faith (the “Company Cooperation”) and (ii) giving accurate and truthful information at any interviews and accurate and truthful testimony in any legal proceedings or actions
(the “Witness Cooperation”). In addition, at the request of the Company, Executive shall be required to complete a directors’ and officers’ questionnaire to facilitate the Company’s preparation and filing of its proxy statement and periodic reports with the SEC. Executive shall not be entitled to any additional payments in respect of any Company Cooperation or Witness Cooperation, regardless of when provided. The Company will reimburse Executive for any reasonable, out-of-pocket travel, hotel and meal expenses incurred by Executive in connection with her performance of obligations pursuant to this Section 5 for which Executive has obtained prior approval from the Company.

Section 6.    Non-Disparagement. Subject to Sections 7 and 8 below, Executive agrees not to make written or oral statements about the Company, any of its subsidiaries or affiliates, or their respective employees, directors, or executive officers that are negative of disparaging. The Company shall instruct members of the Executive Leadership Team and Board of Directors of the Company who are aware of communications between Executive and Company regarding the circumstances of Executive’s separation from the Company or Executive’s Severance Benefits not to make written or oral statements about Executive that are negative or disparaging. Notwithstanding the foregoing, nothing contained in this Section 6 shall preclude Executive from making truthful statements that are required by applicable law, regulation or governmental investigation or are pursuant to legal process. Should the Company receive a request for a reference or employment verification regarding Executive, it shall provide only Executive's dates of employment and job title.

Section 7.    Employee Protection. Nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency.

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Section 8.    Defend Trade Secrets Act. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Executive acknowledges that Executive shall not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18
U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

Section 9.    Publicity. Neither Executive nor the Company shall issue, without prior written consent of the other, any press release or make any public announcement or statement with respect to the terms of this Agreement; provided that the Company shall not be limited from making disclosure of the terms of this Agreement and the considerations therefor in filings with the U.S. Securities and Exchange Commission, including to address shareholder or shareholder advisory service inquiries.

Section 10.    Section 409A. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (together with the regulations and guidance promulgated thereunder, “Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6) month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following her termination of employment (or upon her death, if earlier). In no event shall the timing of Executive’ s execution of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, based on timing of the execution of the Release, payment shall be made in the later taxable year. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during one calendar year may not affect amounts reimbursable or provided in any subsequent calendar year. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes
“nonqualified deferred compensation” upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from

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service.” In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A, or for damages for failing to comply with Section 409A.
Section 11.    Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes required to be withheld by applicable laws or regulations. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

Section 12.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

Section 13.    Judicial Interpretation/Modification; Severability. In the event that any one or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful or unenforceable for any reason, the invalid, unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide the Company with the maximum protection that is valid, lawful and enforceable, consistent with the intent of the Company and Executive in entering into this Agreement. If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Agreement.

Section 14.    Entire Agreement. This Agreement sets forth the entire agreement between Executive and the Company concerning the termination of Executive’ s employment and supersedes any other written or oral promises concerning the subject matter of this Agreement, including, without limitation, those set forth in the Employment Agreement, the Spinoff Bonus Letter and the Retention Letter, in each case except as expressly set forth herein.

Section 15.    Amendment and Waiver. No provision of this Agreement may be altered, amended and/or waived except by a written document signed by both Parties setting forth such alteration, amendment, and/or waiver. The Parties hereto agree that the failure to enforce any provision or obligation under this Agreement shall not constitute a waiver thereof or serve as a bar to the subsequent enforcement of such provision or obligation or any other provisions or obligations under this Agreement. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

Section 16.    No Third Party Beneficiaries. The Parties hereto shall have the sole right to enforce the performance of the provisions of this Agreement. This Agreement is not intended for the benefit of, and is not intended to be relied upon by, any other person and no such person (or any other person acting on its behalf) shall be entitled to the benefit of or to enforce this Agreement.

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Section 17.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their successors and permitted assigns and the Parties shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the applicable Party would be required to perform if no such succession or assignment had taken place. The Parties may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Party, as applicable. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the, laws of descent and distribution.

Section 18.    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile, DocuSign, or PDF will be deemed the equivalent of originals. The Company and its undersigned representative warrant and agree that the undersigned representative has the full power and authority to execute this Agreement on behalf of the Company and to legally bind the Company to this Agreement with his or her signature.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

BAUSCH + LOMB CORPORATION
By: /s/ A. Robert D. Bailey
Name: A. Robert D. Bailey Title: EVP & Chief Legal Officer
By: /s/ Christina M. Ackermann
Name: Christina M. Ackermann

[Signature Page to Separation Agreement]

ANNEX A

GENERAL WAIVER AND RELEASE AGREEMENT

This GENERAL WAIVER & RELEASE AGREEMENT (“Release Agreement”) dated as of the date executed below (the “Release Date”) is by and between Bausch + Lomb Corporation (the “Company”) and Christina M. Ackermann (“Executive”).

Reference is made in this Release Agreement to the Separation Agreement entered into by and between the Company and Executive dated as of August 25, 2023 (the “Separation Agreement”).

1.Release of Claims.

(a)In exchange for the consideration provided to Executive pursuant to the Separation Agreement and for other good and valuable consideration, Executive, for herself, her successors and assigns, executors and administrators, now and forever hereby irrevocably and unconditionally releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, shareholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the Release Date
(collectively, the “Claims”), including those (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement, the Spinoff Bonus Letter, the Retention Letter and the B+L Equity Documents or any other agreement between Executive and the Company or any of the Releasees; (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the New Jersey Law against Discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, plan, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive.

(b)Notwithstanding anything to the contrary herein, nothing contained in Section 1(a) of this Release Agreement in any way diminish or impair: (i) any claims or causes of actions arising out of or relating to Executive’s right to enforce the terms of the Separation Agreement; (ii) any rights to indemnification or payment of defense costs that may exist from time to time under the Company’s certificate of incorporation or articles, or any other Company policies or insurance policies maintained by the Company; (iii) any rights Executive may have to vested benefits under employee benefit plans of the Company in accordance with, and subject to the terms of, such benefit plans; (iv) any rights or claims that may arise under ADEA after the date Executive signs this Release Agreement; or
(v) any rights or claims Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”).

2.No Further Claims; Acknowledgement.

(a)Executive hereby agrees not to bring or cause to be brought any Claims and Executive represents and agrees that Executive has not, directly or indirectly, instituted, prosecuted, filed or processed any litigation, Claims or proceedings against the Company or any of the Releasees, nor has Executive encouraged or assisted anyone to institute, prosecute, file or process any litigation, Claims or proceedings against the Company or any of the Releasees. Executive represents that Executive has not made assignment or transfer of any right or Claim covered by this Release Agreement and is not aware of any such right or Claim. Executive understands that Executive may later discover claims or facts that may be different than, or in addition to, those which Executive now knows or believes to exist with regards to the subject matter of this Release Agreement, and which, if known at the time of executing this Release Agreement, may have materially affected this Release Agreement or Executive’s decision to enter into the Separation Agreement and this Release Agreement. Executive hereby waives any right or claim that might arise as a result of such different or additional claims or facts.

(b)Executive acknowledges that (i) the Company has advised her in this writing of her right to consult with an attorney prior to signing this Release Agreement and Executive has had the opportunity to consult with an attorney before signing this Release Agreement; (ii) she has carefully read and fully understands all of the provisions of this Release Agreement; (iii) she is entering into this Release Agreement, including the releases set forth herein, knowingly, freely and voluntarily in exchange for good and valuable consideration to which she would not be entitled in the absence of signing this Release Agreement; and (iv) Executive is waiving, among other claims, age discrimination claims under ADEA, and all amendments thereto.

(c)Following the Separation Date (as defined in the Separation Agreement), Executive agrees never to seek reemployment or future employment with the Company or any of the other Releasees.

3.No Admission. Nothing about the fact or content of this Release Agreement shall considered to be or treated by Executive or the Company as an admission of any wrongdoing, liability or violation of law by Executive or by any Releasee.

4.Consideration & Revocation Periods; Effective Date. Executive has twenty-one (21) calendar days to consider and sign this Release Agreement (the “Release Consideration Period”), although Executive may sign it prior to the expiration of the

Release Consideration Period, but in no event before the Separation Date, with any such execution of this Release Agreement by Executive prior to the end the Release Consideration Period representing Executive’s voluntary choice to waive her entitlement to continue to review and deliberate with respect to this Release Agreement during the remainder of the Release Consideration Period. In addition, for the period of seven (7) calendar days immediately following the date Executive signs this Release Agreement (“Revocation Period”), Executive may revoke it by delivering written notice of revocation to the Company’s Chief Human Resources Officer. The effective date of this Release Agreement shall be the eighth (8th) calendar day after Executive signs this Release Agreement (the “Release Effective Date”). In the event that Executive does not sign this Release Agreement before the expiration of the Release Consideration Period, or in the event that Executive revokes this Release Agreement during the Revocation Period, this Release Agreement and the Separation Agreement shall be deemed automatically null and void in their entirety (and, for the avoidance of doubt, Executive shall not be entitled to receive any of the Severance Benefits in accordance with the terms of the Separation Agreement).

6.Employee Protections. Nothing in this Release Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”) or any other federal, state or local governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Release or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency.

7.Governing Law. This Release Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

8.Judicial Interpretation/Modification; Severability. In the event that any one or more provisions (or portion thereof) of this Release Agreement is held to be invalid, unlawful or unenforceable for any reason, the invalid, unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide the Company with the maximum protection that is valid, lawful and enforceable, consistent with the intent of the Company and Executive in entering into this Release Agreement. If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Release Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Release Agreement.

9.Amendment. No provision of this Release Agreement may be altered, amended and/or waived except by a written document signed by both parties setting forth such alteration, amendment, and/or waiver.

10.Counterparts. This Release Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile, DocuSign, or PDF will be deemed the equivalent of originals. The Company and its undersigned representative warrant and agree that the undersigned representative has the full power and authority to execute this Agreement on behalf of the Company and to legally bind the Company to this Agreement with his or her signature.

11.Entire Agreement. Except for the Separation Agreement, this Release Agreement, assuming it is executed and not revoked during the Revocation Period, cancels, supersedes and replaces any and all prior agreements (written, oral or implied in- fact or in-law) between Executive and the Company regarding the subject matter covered by this Release. This Release Agreement, together with the Separation Agreement, is the full, complete and exclusive agreement between Executive and the Company regarding the subject matter hereof, and neither Executive nor the Company is relying on any representation or promise that is not expressly stated in this Release Agreement or the Separation Agreement.

I HAVE READ THIS RELEASE. I UNDERSTAND THAT I AM GIVING UP IMPORTANT RIGHTS. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING DURING THE CONSIDERATION PERIOD, AND THAT THE COMPANY HAS ADVISED ME TO UNDERTAKE SUCH CONSULTATION BEFORE SIGNING THIS RELEASE. I SIGN THIS RELEASE FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION.

Date: 8/25/2023        /s/ Christina M. Ackermann
Christina M. Ackermann